Committee To Restore Shareholder Value Member Sues
                          United Investors Realty Trust
                       in Texas Court Over Unfair By-Laws.

DALLAS, March 26, 2001 --- Southwest Securities, Inc. ("Southwest"), a member of The Committee to Restore Shareholder Value (the "Committee"), petitioned the District Court of Harris County, Texas (Case No. 2001-15170) to: (i) declare invalid Section 3.3 of the First Amended and Restated By-Laws of United Investors Realty Trust (Nasdaq: UIRT) (PCX: UIR), (ii) enjoin UIRT from electing Trust Managers using the standards set forth in Section 3.3 of the By-Laws,
(iii) reform the By-Laws to include one standard for the election of all Trust Managers or require UIRT to adopt such a By-Law under applicable law, and (iv) order UIRT to provide certain stockholder list material as requested in Southwest's demand letter dated March 8, 2001 (the "Litigation"). On March 26, 2001, immediately before a scheduled hearing, UIRT agreed to produce certain of the requested material.

Section 3.3 of the By-Laws currently provides that Trust Manager nominees who have never been elected must receive the affirmative vote of a majority of the outstanding shares of UIRT (at least 4,326,205 votes). However, previously elected Trust Manager nominees can be elected by receiving the affirmative vote of a majority of the votes cast at the annual meeting of shareholders, which can be as little as 25.1% of the outstanding shares (2,163,103 votes), provided a quorum is present.

David Glatstein, President of Southwest Securities Group, Inc., the parent of Southwest, stated, "The members of the Committee are significant shareholders of UIRT and have been quite dissatisfied with the performance of UIRT as reflected in the price of the company's common stock. It is the intention of the Committee to solicit proxies from UIRT shareholders in opposition to management's slate of Trust Managers. We want to offer shareholders the opportunity to elect Trust Managers who will have a new and objective view of UIRT and will take the necessary actions to carry out their fiduciary duty to maximize shareholder value." Mr. Glatstein continued, "UIRT's By-Laws have a dual standard of election thresholds for nominee Trust Managers. We feel strongly that this dual standard entrenches incumbent Trust Managers and flies in the face of good corporate governance, a concept to which we are committed. Unfortunately, we were left with no choice but to seek judicial intervention to remedy this inequity."

The Committee is comprised of members that are significant shareholders of UIRT who continue to be unhappy with the performance of UIRT and believe there is a need for a change in the leadership and direction of UIRT. The Committee was formed in order to consider pursuing various alternative courses of action with respect to the management and operations of UIRT with a view towards increasing shareholder value.

Southwest Securities Group, Inc. is a Dallas financial-services holding company listed on the New York Stock Exchange with subsidiaries engaged in providing fully-disclosed securities clearing, securities brokerage, investment banking and investment advisory services.

The Preliminary Proxy Statement of the Committee shall be filed this week with the Securities and Exchange Commission. In general, the Proxy Statement, once effective, will seek the vote of all shareholders of UIRT for the amendment to
Section 3.3 of UIRT's By-Laws (provided that such relief is not afforded by the court in the Litigation), as well as the vote for all Trust Manager nominees recommended for election by the Committee, who will serve until their are duly elected and qualify. Once available, copies of the Committee's definitive Proxy Statement may be obtained from the Committee's solicitation agent, Mackenzie Partners, 156 Fifth Avenue, New York, NY 10010, (800) 322-2885, or from the Securities and Exchange Commission, at their website, www.sec.gov.

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